Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Amendment No. 1 to the Registration Statement on Form S-4 of Dipexium Pharmaceuticals, Inc. of our report, dated January 19, 2017, on our audits of the consolidated financial statements of Dipexium Pharmaceuticals, Inc. as of December 31, 2016 and 2015 and for each of the years in the two-year period ended December 31, 2016, which report is included in the Annual Report on Form 10-K of Dipexium Pharmaceuticals, Inc. for the year ended December 31, 2016. We also consent to the reference to our firm under the caption “Experts”.

/s/ CohnReznick LLP

Roseland, New Jersey

February 27, 2017